EXHIBIT 23.1

September 10, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
150 F Street, N.E.
Washington DC 20549

Re:       Bear River Resources, Inc. - Form SB-2 Registration Statement

Dear Sirs and Madames:

As an independent registered public accounting firm, we hereby consent to the inclusion or incorporation by reference in the Form SB-2 Registration Statement for Bear River Resources, Inc., dated September 10, 2007 and thereafter (the "Registration Statement"), of the following:

  Our report to the Board of Directors and Shareholders of Bear River Resources, Inc., dated September 6, 2007 on the financial statements of the Company as at June 30, 2007 and for the period from October 12, 2006 (inception) to June 30, 2007.

In addition, we also consent to the reference to our firm included under the heading "Interest of Named Experts and Counsel" in the Registration Statement.

Yours truly,

"Weaver & Martin"

Weaver & Martin, LLC
Kansas City, Missouri